Exhibit 5.1

August 6, 2008

OPNET Technologies, Inc.

7255 Woodmont Avenue

Bethesda, Maryland 20814

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by OPNET Technologies, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to an aggregate of 2,489,742 shares of common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2000 Employee Stock Purchase Plan and the Amended and Restated 2000 Stock Incentive Plan (collectively, the “Plans”). All of the Shares are to be sold by the Company as described in the Registration Statement and related prospectuses delivered in connection therewith (collectively, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) an executed copy of the Registration Statement and related Prospectus, (b) the Plans, (c) the Company’s Third Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on August 7, 2000, as currently in effect and certified by an officer of the Company as being complete, accurate and correct, (d) the Company’s Second Amended and Restated By-Laws, as currently in effect and certified by an officer of the Company as being complete, accurate and correct, (e) resolutions of the Board of Directors of the Company adopted on March 13, 2000, June 27, 2000 and May 8, 2008, and of the stockholders of the Company adopted on June 30, 2000 and July 21, 2008, as certified by an officer of the Company as being complete, accurate, and in effect, relating to the adoption of the Plans and the issuance and sale of the Shares and any arrangements in connection therewith, and (f) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed: that all individuals executing and delivering documents in their individual capacities had the legal capacity to so execute and deliver. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ Brent B. Siler
Brent B. Siler